FAIRFIELD GEARED FOR EXCELLENCE

For Immediate Release

FAIRFIELD MANUFACTURING COMPANY, INC. ANNOUNCES

NEW PRESIDENT AND CEO

August 29, 2003 -- The Board of Directors of Fairfield Manufacturing Company (Fairfield), the world's largest non-OEM designer and manufacturer of custom gears, custom gear sets, and power transmission assemblies and the leading one source supplier in the industry, is pleased to announce the following organizational changes effective September 2, 2003.

Gary J. Lehman of Lake Forest, Illinois has been appointed President and Chief Executive Officer.

Mr. Lehman was raised in West Lafayette, Indiana and currently resides in Lake Forest, Illinois. Mr. Lehman most recently was the Managing Director and Co-Founder of the Cannelton Group, a consulting firm specializing in strategic and operational assistance to improve performance of manufacturing companies.

During his extensive corporate career, Mr. Lehman was a senior executive in several highly cost competitive businesses, and he has successfully led critical turnaround efforts in declining market companies. His most recent corporate assignment was with Philips Lighting Electronics as President, and concurrently as the President and CEO of Philips subsidiary, Advance Transformer Company. Prior to Philips, Mr. Lehman was Division General Manager of Body Systems for ITT Automotive.

Mr. Lehman brings extensive experience in lean manufacturing, distribution operations, marketing and sales, and engineering having previously been with Federal Mogul, TRW, Deere and Company, and Allen Bradley.

Mr. Lehman graduated from Purdue University with a BS in Industrial Management and is an active Purdue alumnus. Mr. Lehman also has an MBA in Operations Management from Case Western Reserve University.

Mr. Lehman is active in his community with Boy Scouts of America, United Way, and his church.

Mr. Lehman and his wife Michele, also a Purdue graduate, have three children. The family will be moving soon to the Lafayette area.

W.B. (Bill) Lechman, who has been serving as interim President and CEO, has been elected non-executive Chairman of the board of directors.